Exhibit 99.1

Papa John’s Announces Third Quarter 2016 Results

LOUISVILLE, Ky.--(BUSINESS WIRE)--November 1, 2016--Papa John’s International, Inc. (NASDAQ: PZZA) today announced financial results for the three and nine months ended September 25, 2016.

Highlights

  Third quarter earnings per diluted share of $0.57 in 2016, or an increase of 26.7% over 2015 third quarter earnings
  System-wide comparable sales increases of 5.5% for North America and 7.6% for International in the third quarter
  36 worldwide net unit openings in the third quarter
  Increased 2016 diluted earnings per share guidance to a range of $2.46 to $2.52 from the prior range of $2.35 to 2.45

“We are pleased that our strong performance continued in the 3rd quarter, with excellent comp sales, earnings and unit growth,” said Papa John’s founder, chairman and CEO John Schnatter. “With continued enhancements to our digital platforms, expansion of our international footprint, and the introduction of our new pan pizza, 2016 is shaping up to be another outstanding year for Papa John’s.”

Third quarter 2016 revenues were $422.4 million, an 8.5% increase from third quarter 2015 revenues of $389.3 million. Third quarter 2016 net income was $21.5 million, a 19.5% increase from third quarter 2015 net income of $18.0 million. Third quarter 2016 diluted earnings per share were $0.57, a 26.7% increase compared to third quarter 2015 diluted earnings per share of $0.45.

Revenues were $1.27 billion for the nine months ended September 25, 2016, a 4.4% increase from revenues of $1.22 billion for the same period in 2015. Net income was $70.2 million for the first nine months of 2016, compared to $51.0 million for the same period in 2015. Net income for the first nine months of 2016 increased 19.0%, compared to 2015 adjusted net income of $59.0 million, which excludes the prior year legal settlement (“adjusted”), as detailed in the “Item Impacting Comparability Non-GAAP Presentation” table. Diluted earnings per share were $1.86 for the first nine months of 2016, compared to $1.27 for the same period in 2015 (adjusted diluted earnings per share of $1.47 in the same period of 2015, or a 26.5% increase).

Global Restaurant and Comparable Sales Information

	Three Months Ended		Nine Months Ended
	Sept. 25, 2016	Sept. 27, 2015	Sept. 25, 2016	Sept. 27, 2015

Global restaurant sales growth (a)	7.6%	3.9%	5.2%	5.9%

Global restaurant sales growth, excluding the impact of foreign currency (a)	8.9%	7.0%	6.8%	8.5%

Comparable sales growth (b)
Domestic company-owned restaurants	6.3%	4.7%	4.2%	6.8%
North America franchised restaurants	5.1%	2.4%	3.0%	4.4%
System-wide North America restaurants	5.5%	3.0%	3.4%	5.0%

System-wide international restaurants	7.6%	8.0%	6.2%	7.5%

(a)	Includes both company-owned and franchised restaurant sales.

(b)	Represents the change in year-over-year sales for the same base of restaurants for the same fiscal periods. Comparable sales results for restaurants operating outside of the United States are reported on a constant dollar basis, which excludes the impact of foreign currency translation.

We believe global restaurant and comparable sales growth information, as defined in the table above, is useful in analyzing our results since our franchisees pay royalties that are based on a percentage of franchise sales. Franchise sales generate commissary revenue in the United States and in certain international markets. Global restaurant and comparable sales growth information is also useful in analyzing industry trends and the strength of our brand. Management believes the presentation of global restaurant sales growth excluding the impact of foreign currency provides investors with useful information regarding underlying sales trends by presenting sales growth excluding the external factor of foreign currency exchange. Franchise restaurant sales are not included in company revenues.

Revenue and Operating Highlights

All revenue and operating highlights below are compared to the same period of the prior year, unless otherwise noted.

Revenue Highlights

Consolidated revenues increased $33.2 million, or 8.5%, for the third quarter of 2016 and increased $53.4 million, or 4.4%, for the nine months ended September 25, 2016. The increases in revenues were primarily due to the following:

  Domestic company-owned restaurant sales increased $19.0 million, or 10.5%, and $45.7 million, or 8.1%, for the three and nine months, respectively, primarily due to increases of 6.3% and 4.2% in comparable sales and increases of 5.1% and 4.8% in equivalent units, including 20 restaurants acquired from franchisees during the first quarter of 2016.
  Domestic franchise royalties and fees increased approximately $2.5 million, or 11.2%, and $5.4 million, or 7.5%, for the three and nine months, respectively, primarily due to increases of 5.1% and 3.0% in comparable sales and reduced levels of royalty incentives in 2016.
  Domestic commissary and other sales increased $9.7 million, or 6.1%, and decreased $3.7 million, or 0.7%, for the three and nine months, respectively. The increase of $9.7 million for the three-month period was primarily due to higher commissary sales from an increase in volumes. The decrease of $3.7 million for the nine-month period was primarily due to the prior year inclusion of approximately $9.8 million of point of sale equipment sales to franchisees which had no significant impact on 2015 operating results. This decrease was partially offset by higher domestic commissary sales volumes.
  International revenues increased approximately $1.9 million, or 7.2%, and $6.1 million, or 7.7%, for the three and nine months, respectively, primarily due to the following:
    International revenues for 2016 include sublease rental revenue in the United Kingdom of approximately $2.2 million and $5.6 million for the three- and nine-months, respectively, which were shown net of the rental expenses in the prior year.
    Royalties were higher due to an increase in the number of restaurants and increases in comparable sales of 7.6% and 6.2% for the three- and nine-month periods, respectively, calculated on a constant dollar basis. Commissary revenues were also higher for the nine-month period due to an increase in the number of restaurants and increases in comparable sales.
    China Company-owned restaurant revenues were $1.4 million and $4.0 million lower than the prior year three- and nine-month periods, respectively, primarily due to negative comparable sales and fewer restaurants in 2016.

Foreign currency exchange rates reduced International revenues by approximately $3.7 million and $7.7 million for the three- and nine-months periods, respectively.

Operating Highlights

The tables below summarize income before income taxes on a reporting segment basis for the three and nine months ended September 25, 2016 and September 27, 2015, and reconcile our GAAP financial results to the adjusted (non-GAAP measure as detailed in the “Item Impacting Comparability Non-GAAP Presentation” table) financial results, excluding the legal settlement in 2015, for the nine months ended September 27, 2015:

	Three Months Ended
	Sept. 25	Sept. 27	Increase
(In thousands)	2016	2015	(Decrease)

Domestic company-owned restaurants	$11,576	$8,088	$3,488
Domestic commissaries	11,311	10,192	1,119
North America franchising	21,856	19,172	2,684
International	3,083	3,184	(101)
All others	392	(556)	948
Unallocated corporate expenses	(16,360)	(13,482)	(2,878)
Elimination of intersegment profits	(231)	(341)	110
Total income before income taxes	$31,627	$26,257	$5,370

	Nine Months Ended
		As Reported	Legal	Adjusted	Adjusted
	Sept. 25,	Sept. 27,	Settlement	Sept. 27,	Increase
(In thousands)	2016	2015	expense	2015	(Decrease)

Domestic company-owned restaurants	$47,088	$41,185	$-	$41,185	$5,903
Domestic commissaries	34,539	32,694	-	32,694	1,845
North America franchising	67,881	61,545	-	61,545	6,336
International	8,996	6,807	-	6,807	2,189
All others	868	(230)	-	(230)	1,098
Unallocated corporate expenses	(49,771)	(60,636)	12,278	(48,358)	(1,413)
Elimination of intersegment profits	(1,365)	(1,141)	-	(1,141)	(224)
Total income before income taxes	$108,236	$80,224	$12,278	$92,502	$15,734

Third quarter 2016 income before income taxes increased approximately $5.4 million, or 20.5%, compared to the prior year period. The increase of $5.4 million was primarily due to the following:

  Domestic company-owned restaurants increased approximately $3.5 million primarily due to a 6.3% increase in comparable sales, a 5.1% increase in equivalent units, and lower commodity costs.
  Domestic commissaries income increased approximately $1.1 million primarily due to higher sales volumes.
  North America franchising income increased approximately $2.7 million primarily due to higher royalties attributable to the 5.1% increase in comparable sales and lower sales and development incentives.
  International income decreased approximately $100,000 primarily due to a non-recurring charge of approximately $800,000 to record our United Kingdom lease arrangements on a straight line basis. This decrease was substantially offset by higher royalties from an increase in the number of restaurants and an increase in comparable sales. Foreign currency exchange rates also had a negative impact of approximately $400,000, which was primarily attributable to the United Kingdom.
  All others income increased approximately $900,000 primarily due to improved operating results in our online and mobile ordering business and our print and promotions subsidiary.
  Unallocated corporate expenses increased approximately $2.9 million primarily due to increases in management incentive costs from higher annual operating results and higher interest costs due to an increase in outstanding debt.

Income before income taxes increased $28.0 million for the nine month period ended September 25, 2016, compared to the prior year period and increased $15.7 million, or 17.0%, compared to the adjusted 2015 income before income taxes. The increase of $15.7 million was primarily due to the same reasons noted for the three-month period, except as follows:

  International income increased approximately $2.2 million primarily due to higher royalties and commissary revenues primarily due to an increase in units and higher comparable sales and lower advertising spending. These increases were partially offset by the previously mentioned charge of $800,000 for our United Kingdom lease arrangements. Foreign currency exchange rates had a negative impact of approximately $1.7 million.

The effective income tax rates were 28.4% and 30.9% for the three and nine months ended September 25, 2016, representing increases of 0.7% and 0.3% for the three- and nine-month periods, respectively. Our effective income tax rates may fluctuate from quarter to quarter for various reasons, including the timing of various deductions and credits.

The company’s free cash flow, a non-GAAP financial measure, for the first nine months of 2016 and 2015, was as follows (in thousands):

	Nine Months Ended
	Sept. 25	Sept. 27
	2016	2015

Net cash provided by operating activities (a)	$115,982	$119,738
Purchases of property and equipment (b)	(38,954)	(26,508)
Free cash flow	$77,028	$93,230

(a)	The decrease of approximately $3.8 million was primarily due to the payment of approximately $12.5 million in the first quarter of 2016 for the previously mentioned legal settlement and other unfavorable changes in working capital items, partially offset by higher net income.

(b)	The increase of $12.4 million was primarily due to new restaurant builds, initiatives in our online and mobile ordering business, and construction costs for our new domestic commissary in Georgia, which is expected to open in 2017.

We define free cash flow as net cash provided by operating activities (from the consolidated statements of cash flows) less the amounts spent on the purchase of property and equipment. We view free cash flow as an important measure because it is a factor that management uses in determining the amount of cash available for discretionary investment. Free cash flow is not a term defined by GAAP, and as a result, our measure of free cash flow might not be comparable to similarly titled measures used by other companies. Free cash flow should not be construed as a substitute for or a better indicator of the company’s liquidity or performance than the company’s GAAP measures.

See the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) for additional information concerning our operating results and cash flow for the three and nine months ended September 25, 2016.

Global Restaurant Unit Data

At September 25, 2016, there were 4,971 Papa John’s restaurants operating in all 50 states and in 44 international countries and territories, as follows:

	Domestic Company- owned	Franchised North America	Total North America	International	System-wide
Third Quarter
Beginning - June 26, 2016	734	2,668	3,402	1,533	4,935
Opened	3	25	28	47	75
Closed	(1)	(18)	(19)	(20)	(39)
Ending - September 25, 2016	736	2,675	3,411	1,560	4,971

Year-to-date
Beginning - December 27, 2015	707	2,681	3,388	1,505	4,893
Opened	10	66	76	117	193
Closed	(1)	(52)	(53)	(62)	(115)
Acquired (divested)	20	(20)	-	-	-
Ending - September 25, 2016	736	2,675	3,411	1,560	4,971

Unit growth (decline)	29	(6)	23	55	78

% increase (decrease)	4.1%	(0.2%)	0.7%	3.7%	1.6%

Our development pipeline as of September 25, 2016 included approximately 1,400 restaurants (220 units in North America and 1,180 units internationally), the majority of which are scheduled to open over the next six years.

Item Impacting Comparability – Non-GAAP Presentation

The following table reconciles our GAAP financial results to our adjusted financial results, which are non-GAAP measures, for the nine months ended September 25, 2016 and September 27, 2015:

	Nine Months Ended
	Sept. 25,	Sept. 27,
(In thousands, except per share amounts)	2016	2015

Income before income taxes, as reported	$108,236	$80,224
Legal settlement expense	-	12,278
Income before income taxes, as adjusted	$108,236	$92,502

Net income, as reported	$70,190	$50,987
Legal settlement expense	-	7,986
Net income, as adjusted	$70,190	$58,973

Diluted earnings per share, as reported	$1.86	$1.27
Legal settlement expense	-	0.20
Diluted earnings per share, as adjusted	$1.86	$1.47

The 2015 legal settlement expense represents a pre-tax expense of $12.3 million for a collective and class action litigation, Perrin v. Papa John’s International, Inc. and Papa John’s USA, Inc.

The non-GAAP adjusted results shown above, which exclude the 2015 legal settlement, should not be construed as a substitute for or a better indicator of the company’s performance than the company’s GAAP results. Management believes presenting the financial information excluding the legal settlement is important for purposes of comparison to prior year results. In addition, management uses this metric to evaluate the company’s underlying operating performance and to analyze trends.

Share Repurchase Activity

The following table reflects our repurchases for the three and nine months ended September 25, 2016 and subsequent repurchases through October 25, 2016 (in thousands):

Period	Number of Shares	Cost

Three Months Ended September 25, 2016	180	$13,052

Nine Months Ended September 25, 2016	1,987	$109,407

September 26, 2016 through October 25, 2016	56	$4,377

There were 37.4 million and 37.7 million diluted weighted average shares outstanding for the three and nine months ended September 25, 2016, representing decreases of 6.4% and 6.2%, respectively, over the prior year comparable periods. Approximately 36.9 million actual shares of the company’s common stock were outstanding as of September 25, 2016.

2016 Guidance

The company provided the following 2016 guidance updates and reaffirmed all other guidance:

	Updated Guidance	Previous Guidance

Diluted earnings per share*	$2.46 to $2.52	$2.35 to $2.45

*The earnings guidance presented excludes any potential impact of a refranchising in 2016 of our Company-owned China market, for which we have previously disclosed our plans to sell, and any related non-operating items.

Conference Call and Website Information

A conference call is scheduled for November 2, 2016 at 10:00 a.m. Eastern Time to review our third quarter 2016 earnings results. The call can be accessed from the company’s web page at www.papajohns.com in a listen-only mode, or dial 877-312-8816 (U.S. and Canada) or 253-237-1189 (international). The conference call will be available for replay, including by downloadable podcast, from the company’s web site at www.papajohns.com. The Conference ID is 46765499.

Investors and others should note that we announce material financial information to our investors using our investor relations website, press releases, SEC filings and public conference calls and webcasts. We intend to use our investor relations website as a means of disclosing information about our business, our financial condition and results of operations and other matters and for complying with our disclosure obligations under Regulation FD. The information we post on our investor relations website, including information contained in investor presentations, may be deemed material. Accordingly, investors should monitor our investor relations website, in addition to following our press releases, SEC filings and public conference calls and webcasts. We encourage investors and others to sign up for email alerts at our investor relations page under Shareholder Tools at the bottom right side of the page. These email alerts are intended to help investors and others to monitor our investor relations website by notifying them when new information is posted on the site.

Forward-Looking Statements

Certain matters discussed in this press release and other company communications constitute forward-looking statements within the meaning of the federal securities laws. Generally, the use of words such as “expect,” “intend,” “estimate,” “believe,” “anticipate,” “will,” “forecast,” “plan,” “project,” or similar words identify forward-looking statements that we intend to be included within the safe harbor protections provided by the federal securities laws. Such forward-looking statements may relate to projections or guidance concerning business performance, revenue, earnings, cash flow, contingent liabilities, resolution of litigation, commodity costs, profit margins, unit growth, unit level performance, capital expenditures, and other financial and operational measures. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. The risks, uncertainties and assumptions that are involved in our forward-looking statements include, but are not limited to:

  aggressive changes in pricing or other marketing or promotional strategies by competitors, which may adversely affect sales and profitability; and new product and concept developments by food industry competitors;
  changes in consumer preferences or consumer buying habits, including changes in general economic conditions or other factors that may affect consumer confidence and discretionary spending;
  the adverse impact on the company or our results caused by product recalls, food quality or safety issues, incidences of foodborne illness, food contamination and other general public health concerns about our company-owned or franchised restaurants or others in the restaurant industry;
  failure to maintain our brand strength, quality reputation and consumer enthusiasm for our better ingredients marketing and advertising strategy;
  the ability of the company and its franchisees to meet planned growth targets and operate new and existing restaurants profitably, including difficulties finding qualified franchisees, store level employees or suitable sites;
  increases in food costs or sustained higher other operating costs. This could include increased employee compensation, benefits, insurance, tax rates, new regulatory requirements or increasing compliance costs;
  increases in insurance claims and related costs for programs funded by the company up to certain retention limits, including medical, owned and non-owned automobiles, workers’ compensation, general liability and property;
  disruption of our supply chain or commissary operations which could be caused by our sole source of supply of cheese or limited source of suppliers for other key ingredients or more generally due to weather, natural disasters including drought, disease, geopolitical or other disruptions beyond our control;
  increased risks associated with our international operations, including economic and political conditions, instability or uncertainty in our international markets, especially emerging markets, fluctuations in currency exchange rates, and difficulty in meeting planned sales targets and new store growth;
  the impact of current or future claims and litigation, including labor and employment-related claims;
  current or proposed legislation impacting our business;
  failure to effectively execute succession planning, and our reliance on the multiple roles of our founder, chairman and chief executive officer, who also serves as our brand spokesperson; and
  disruption of critical business or information technology systems, or those of our suppliers, and risks associated with systems failures and data privacy and security breaches, including theft of confidential company, employee and customer information, including payment cards.

These and other risk factors are discussed in detail in “Part I. Item 1A. – Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 27, 2015. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise, except as required by law.

For more information about the company, please visit www.papajohns.com.

Papa John's International, Inc. and Subsidiaries
Condensed Consolidated Statements of Income

	Three Months Ended		Nine Months Ended
	September 25, 2016	September 27, 2015	September 25, 2016	September 27, 2015
(In thousands, except per share amounts)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Domestic company-owned restaurant sales	$199,041	$180,059	$608,968	$563,308
Domestic franchise royalties and fees	24,776	22,285	76,554	71,185
Domestic commissary and other sales	169,684	159,939	503,623	507,313
International	28,941	27,001	84,856	78,753
Total revenues	422,442	389,284	1,274,001	1,220,559

Costs and expenses:
Operating costs (excluding depreciation and amortization shown separately below):
Domestic company-owned restaurant expenses	161,750	148,536	486,529	450,924
Domestic commissary and other expenses	157,552	148,709	466,616	470,254
International expenses	18,594	16,481	53,936	48,209
General and administrative expenses	40,549	37,660	123,419	124,456
Depreciation and amortization	10,614	10,461	30,389	30,638
Total costs and expenses	389,059	361,847	1,160,889	1,124,481

Operating income	33,383	27,437	113,112	96,078
Legal settlement expense	-	-	-	(12,278)
Net interest expense	(1,756)	(1,180)	(4,876)	(3,576)
Income before income taxes	31,627	26,257	108,236	80,224
Income tax expense	8,977	7,281	33,423	24,541
Net income before attribution to noncontrolling interests	22,650	18,976	74,813	55,683
Income attributable to noncontrolling interests	(1,183)	(1,005)	(4,623)	(4,696)
Net income attributable to the company	$21,467	$17,971	$70,190	$50,987

Calculation of income for earnings per share:
Net income attributable to the company	$21,467	$17,971	$70,190	$50,987
Change in noncontrolling interest redemption value	(157)	49	342	192
Net income attributable to participating securities	(87)	(73)	(288)	(223)
Net income attributable to common shareholders	$21,223	$17,947	$70,244	$50,956

Basic earnings per common share	$0.57	$0.46	$1.88	$1.29
Diluted earnings per common share	$0.57	$0.45	$1.86	$1.27

Basic weighted average common shares outstanding	36,989	39,394	37,374	39,640
Diluted weighted average common shares outstanding	37,359	39,895	37,712	40,210

Dividends declared per common share	$0.200	$0.175	$0.550	$0.455

Papa John's International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	September 25,	December 27,
	2016	2015
(In thousands)	(Unaudited)	(Note)

Assets
Current assets:
Cash and cash equivalents	$19,107	$21,006
Accounts receivable, net	59,046	63,320
Notes receivable, net	4,269	7,816
Income taxes receivable	701	272
Inventories	24,328	21,564
Prepaid expenses and other current assets	24,217	29,313
Assets held for sale	8,784	9,299
Total current assets	140,452	152,590

Property and equipment, net	221,809	214,044
Notes receivable, less current portion, net	9,747	11,105
Goodwill	86,570	79,657
Deferred income taxes	1,428	2,415
Other assets	38,782	34,247
Total assets	$498,788	$494,058

Liabilities and stockholders' equity (deficit)
Current liabilities:
Accounts payable	$37,302	$43,492
Income and other taxes payable	11,909	8,527
Accrued expenses and other current liabilities	73,648	80,918
Total current liabilities	122,859	132,937

Deferred revenue	3,772	3,190
Long-term debt, net	311,570	255,146
Deferred income taxes	2,215	4,610
Other long-term liabilities	61,161	47,606
Total liabilities	501,577	443,489

Redeemable noncontrolling interests	8,830	8,363

Total stockholders' equity (deficit)	(11,619)	42,206
Total liabilities, redeemable noncontrolling interests and stockholders' equity (deficit)	$498,788	$494,058

Note: The Condensed Consolidated Balance Sheet has been derived from the audited consolidated financial statements, but does not include all information and footnotes required by accounting principles generally accepted in the United States for a complete set of financial statements.

Papa John's International, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	Nine Months Ended
(In thousands)	September 25, 2016	September 27, 2015
	(Unaudited)	(Unaudited)
Operating activities
Net income before attribution to noncontrolling interests	$74,813	$55,683
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for uncollectible accounts and notes receivable	153	813
Depreciation and amortization	30,389	30,638
Deferred income taxes	4,966	(7,625)
Stock-based compensation expense	7,525	7,124
Other	2,811	3,268
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	3,867	(1,994)
Income taxes receivable	(429)	8,731
Inventories	(2,673)	2,178
Prepaid expenses and other current assets	5,627	2,400
Other assets and liabilities	(3,085)	819
Accounts payable	(6,290)	(3,380)
Income and other taxes payable	3,381	375
Accrued expenses and other current liabilities	(6,484)	20,508
Deferred revenue	1,411	200
Net cash provided by operating activities	115,982	119,738

Investing activities
Purchases of property and equipment	(38,954)	(26,508)
Loans issued	(2,216)	(2,497)
Repayments of loans issued	6,449	3,961
Acquisitions, net of cash acquired	(11,202)	(491)
Other	193	406
Net cash used in investing activities	(45,730)	(25,129)

Financing activities
Net proceeds on line of credit facility	56,375	8,549
Cash dividends paid	(20,523)	(17,950)
Excess tax benefit on equity awards	5,474	9,884
Tax payments for equity award issuances	(5,999)	(10,947)
Proceeds from exercise of stock options	5,377	4,569
Acquisition of Company common stock	(109,407)	(80,166)
Contributions from noncontrolling interest holders	120	683
Distributions to noncontrolling interest holders	(3,950)	(4,950)
Other	481	377
Net cash used in financing activities	(72,052)	(89,951)

Effect of exchange rate changes on cash and cash equivalents	(99)	(339)
Change in cash and cash equivalents	(1,899)	4,319
Cash and cash equivalents at beginning of period	21,006	20,122

Cash and cash equivalents at end of period	$19,107	$24,441

CONTACT:
Papa John’s International, Inc.
Lance Tucker, 502-261-7272
Chief Financial Officer